Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-276614, No. 333-274092, No. 333-264893 and No. 333-259458) and the Registration Statements on Form S-3 (No. 333-276504 and No. 333-268288) of our report, dated March 14, 2024, with respect to the financial statements of IN8bio, Inc. included in this Annual Report on Form 10-K of IN8bio, Inc. for the year ended December 31, 2023. Our audit report includes an explanatory paragraph relating to IN8bio, Inc.’s ability to continue as a going concern.

/s/ CohnReznick LLP

Tysons, Virginia

March 14, 2024